EXHIBIT 99.1

Investor Contact:	December 19, 2003
Steve Belgrad, 303-394-7706

Media Contact:
Jane Ingalls, 303-394-7311
Shelley Peterson, 303-316-5625

JANUS ANNOUNCES RESTORATION OF $31.5 MILLION
AND NEW CORPORATE GOVERNANCE INITIATIVES

Independent Director Steve Scheid Appointed Chairman of Janus Capital Group

DENVER — The Independent Trustees of the Janus funds and Janus Capital Group Inc. (NYSE: JNS) announced today restoration of approximately $31.5 million related to the previously disclosed discretionary market timing arrangements. The methodology underlying the restoration amounts and the mechanics of payment, including whether the restoration will be paid to the funds or shareholders have not been determined or agreed to by regulators. The restoration amount was determined by the accounting firm Ernst & Young LLP, which was engaged by the legal counsel for the Independent Trustees of the Janus funds. The amount does not include any additional penalties that may be sought by regulators. As previously announced, Janus Capital Group (JCG) is in preliminary discussions with the regulators concerning ways to resolve the investigative issues.

The $31.5 million figure includes: (1) net gains of approximately $22.8 million realized by the discretionary frequent traders, (2) approximately $2.7 million representing opportunity cost of those gains had they been available to the funds, (3) management fees of approximately $1.0 million received by JCG related to discretionary trading accounts, and (4) waived redemption fees of approximately $5.0 million. Items three and four were previously disclosed and reserved for in JCG’s third quarter results. Items one and two will be included in the company’s fourth quarter results, along with other investigation-related charges.

In a letter released today to Janus fund shareholders, the Independent Trustees of the Janus funds said, “We believe this is appropriate compensation for the affected funds and their shareholders. We are now working with Janus Capital on the mechanics of making the payments.”

The Independent Trustee letter outlines the findings of Ernst & Young’s inquiry regarding the impact of frequent trading on the funds and their shareholders and includes measures they have recommended to protect Janus funds’ shareholders from frequent trading and other potential mutual fund abuses in the future. The measures include: (1) revised prospectus language to more firmly discourage frequent trading, (2) increased redemption fees from 1% to 2% on the funds that currently impose redemption fees, (3) more frequent portfolio disclosure, (4) enhanced portfolio valuation techniques to discourage market timing, and (5) the elimination of the practice of using brokerage commissions to purchase research products or services from third parties, a practice commonly referred to as “soft dollars.” The decision to voluntarily eliminate soft dollars will increase JCG’s expenses by approximately $9 million annually.

“Today’s announcement marks an important step in regaining the trust of our fund shareholders,” said Janus Chief Executive Officer Mark Whiston. “Although there is still much work to be done, particularly with respect to resolving these matters with the regulators, the fund Trustees and JCG’s management team are working very hard to protect fund shareholders and deliver strong investment performance.”

Whiston continued, “We’ve had several discussions with the Offices of the Attorneys General of Colorado and New York, as well as the SEC staff; however, today’s announcement does not resolve their investigations or indicate an agreement by the regulators with today’s announcement. We anticipate that the regulators will seek to have Janus pay civil penalties and implement remedial actions. We take their concerns and responsibilities very seriously and are committed to actively pursuing this matter until it’s resolved satisfactorily.”

Janus Capital Group Announcements

In addition, the JCG Board of Directors announced today the following measures to strengthen its corporate governance initiatives:

•	The Board voted unanimously to appoint independent director Steven L. Scheid as non-executive chairman. Scheid, formerly vice chairman of The Charles Schwab Corporation and president of the Schwab Retail Group from 2000 to 2002, succeeds Landon H. Rowland as chairman. Rowland, who is scheduled to step down as chairman of the board on December 31, 2003, will continue as a JCG director in 2004. Scheid’s appointment is effective January 1, 2004.

•	Also effective January 1, 2004, the Board appointed independent director Robert N. Burt to replace Scheid as chair of the Audit Committee. Scheid will continue to sit on the Audit Committee.

•	The Audit Committee of the Board will retain an independent auditor to perform the ongoing internal audit function for the Company. The firm, which is expected to be retained during the first quarter of 2004, will report to the Audit Committee of the Independent Directors.

•	The Board has recommended the engagement of an independent compliance officer who will report directly to the Independent Fund Trustees.

“These corporate governance initiatives reflect our goal of adopting high standards of corporate governance,” said Whiston. “Steve Scheid’s considerable industry experience and insight have been very helpful to our Board and I’m pleased to be working with him in his new role to ensure a sound future for Janus.”

Whiston’s previous employment contract called for him to be named chairman on January 1, 2004. Mr. Scheid’s appointment to chairman requires Mr. Whiston’s contract be revised. Under an amended contract, Whiston has waived his right to become chairman and forfeited a severance payment of between $20 million and $23 million based on his previous three years’ compensation.

Whiston’s contract has been amended in four ways in order to formally align his interests with those of the public stockholders. First, his 2003 bonus formula has been reduced substantially and his bonus will be paid entirely in stock. Second, the Board has extended his contract by one year through 2006. Third, his potential severance benefits have been restructured and reduced over time. Fourth, Whiston will receive an equity grant of approximately 236,000 shares vesting on December 31, 2004 and June 30, 2005, and cash to partially cover related taxes. The grants will become available to Whiston upon his retirement from JCG. The expense related to the grants will be accrued between January 1, 2004 and June 30, 2005.

“I look forward to working closely with Mark, Janus’ Board and the Fund Trustees to resolve the issues that we face and restore confidence among all our constituents,” said Scheid. “Despite a challenging operating environment, Janus’ management team has made substantial progress during its first year as a public company.”

About Janus Capital Group Inc.

Based in Denver, Colorado, Janus Capital Group Inc. is a leading asset manager offering individual investors and institutional clients complementary asset management disciplines through the firm’s global distribution network. Janus Capital Group consists of Janus Capital Management LLC, Enhanced Investment Technologies, LLC (INTECH) and Bay Isle Financial LLC. Janus Capital Group owns 30% of Perkins, Wolf, McDonnell and Company, LLC and approximately 9% of DST Systems, Inc.

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This press release includes statements concerning potential future events and expectations involving Janus Capital Group Inc. that could differ materially from the events that actually occur. The differences could be caused by a number of factors, including those factors identified in Janus’ Annual Report on Form 10-K for the year ended December 31, 2002, on file with the Securities and Exchange Commission (Commission file no. 001-15253), as well as risks related to the ongoing investigation, regulatory actions and civil law suits affecting the mutual fund industry generally. Forward-looking statements speak only as of the date that they are made, and Janus does not undertake any obligation to update any forward-looking statements.

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